EXHIBIT 99.1

Social Reality First Quarter 2016 Conference Call Script

Participants:  Christopher Miglino, Rahul Thumati, Robert Haag

Dial-In Numbers for Company Executives/Speakers:

Live PRESENTER Dial-In (Toll-Free): 877-407-8294

Earnings Call Script:

Conference Specialist Opening Speech: Read by conference call Company’s operator

Greetings and welcome to Social Reality’s 2016 First Quarter Conference Call. At this time, all participants are in a listen-only mode. A brief question and answer session will follow the formal presentation. If anyone should require operator assistance during the call, please press star, zero on your telephone keypad. As a reminder, this conference is being recorded.

It is now my pleasure to introduce Robert Haag, Managing Director at IRTH Communications. Mr. Haag, you may begin…

Introduction and Safe Harbor: Robert Haag

Good afternoon everyone.

I would like to welcome all of you to Social Reality’s First Quarter 2016 conference call. With us today are Social Reality’s Chief Executive Officer, Christopher Miglino and Chief Financial Officer Rahul Thumati.

Before I turn the call over to management, I would like to remind you that in this call, management’s prepared remarks contain forward-looking statements, which are subject to risks and uncertainties, and management may make additional forward-looking statements during the question and answer session. These forward-looking statements are subject to risks and uncertainties and actual results may differ materially. When used in this call, the words anticipate, could, enable, estimate, intend, expect, believe, potential, will, should, project, and similar expressions as they relate to Social Reality, Inc., are, as such, a forward-looking statement. Investors are cautioned that all forward-looking statements involve risks and uncertainties which may cause actual results to differ from those anticipated by Social Reality at this time. In addition, other risks are more fully described in Social Reality's public filings with the U.S. Securities and Exchange Commission, which can be reviewed at www.sec.gov. Finally, please note that on today’s call management will refer to certain non-GAAP financial measures in which Social Reality excludes certain expenses from its GAAP financial results. Please refer to Social Reality's 2016 10-Q for a full reconciliation of its non-GAAP performance measures to the most comparable GAAP financial measures.

Earlier today, May 16th, the company filed its 10Q with the SEC and afterwards issued a press release announcing its financial results, so participants in this call who may not have already done so, may wish to look at those documents as we provide a summary of the results on this call.

I would like to now turn the call over to Social Reality’s CEO, Christopher Miglino, who will give an overview of the Company’s business activities and developments for the First Quarter 2016. He will then turn the call over to Rahul Thumati who will provide an overview of the Company’s operating and financial metrics. We will then open the call for Q&A.

Christopher….

Christopher Miglino

Thanks Robert.

Hello everyone and thank you all for joining our call today.

We’re extremely pleased by the results we’ve generated this quarter and believe this is to be a strong start to the year. Despite seasonality within the industry, which typically sees lower first quarter revenues, we are excited to report revenues of $5.5 million, which represents double-digit year-over-year growth of 36% in comparison to the first quarter of 2015.

We attribute much of this to the strength of our business and the growth of our technology platforms across multiple revenue streams.

On this call I would like to highlight a few  key factors that are driving the increase in revenue.  These are factors that make us unique from the market and provide us with a leading competitive advantage over other players in the space. They are: the growth of the infrastructure of the company, our digital platform offerings, and our management team.

Infrastructure Growth

In 2015, we spent our resources in expanding the infrastructure for our business and investing in the necessary resources to keep pace with the rapid growth that we are experiencing.  These resources complement our core services across all digital platforms so that we may provide unique tools in improving advertising performance for our clients. It was important for us to add the infrastructure that expands on our strengths and further increase our footprint within the industry.

Digital Platform Offerings

What allows us to differentiate ourselves from the many Point Platform providers in the market is our offering as a Solutions Platform that is providing the tools that Brand Marketers and Content owners need to be more effective in the competitive digital advertising space.  This allows us to provide an all-encompassing marketing services platform for our clients. Thus far we’ve been able to successfully achieve superior performance from our proprietary suite of products, which includes our Solutions Platforms for Programmatic buyers and sellers, our pharma targeted advertising platforms and social media platform for brands and publishers. Our customer base consists of long-term clients who see the value in what we provide and we have been able to diversify that into new customer accounts as well.

For those of you new to our story, it’s important to reiterate our core technology as this solidifies our position amongst the competitors. Our 3 revenue sources include:

1)

SRAX –our Programmatic Solutions platform for both Marketers and Content owners, SRAX is our core engine that drives value for our clients in providing the tools needed to effectively buy and sell in the programmatic space.

2)

Our SRAX MD product, which is a healthcare-focused programmatic platform that utilizes the SRAX Solutions Platform and allows pharma brands to reach health care professionals.  We have built a significant database of different types of healthcare professionals and help our clients reach those professionals across many different platforms at a number of locations.

3)

Our SRAX Social Platform which is a social media platform and complete management tool that allows brands to launch, distribute, track and optimize social and digital media and consumer engagement campaigns.  Our tools help brands identify who their true influencers are and then identifies the key characteristics of these consumers.  We are then able to build models against this first party data that can be used in what we call our Real Time Social programmatic buying feature of our SRAX Engine.

Management Team

During the first quarter of this year, we’ve made further investments in our corporate leadership team with the appointment of our Chief

Financial Officer Rahul Thumati who will be speaking on the financials in just a short while. Rahul joins us from Liberman Broadcasting, the largest privately-held and minority-owned Spanish media company in the country with nearly $140 million in annual revenues. He’s held a variety of executive finance positions and here at Social Reality will provide our analyst community with more insight into the financial performance of the company as well as oversee financial reporting, investor relations and capital and financing strategies.

Looking forward

Our entire team has worked diligently to establish the company as a leader in Solutions Platform market. From traditional banner advertising to mobile, video, native and social media, Our SRAX engine provides solutions that help brands and publishers maximize returns on their digital assets.

Our offering provides advertisers a consolidated platform, customer loyalty applications, cross-platform programs, media buying, analysis and more. For publishers, we offer increased revenue yield, a single platform to manage ads, access to real-time bidding buyers, retargeting capabilities and content optimization.

We strongly believe that this is a great time to be in the digital advertising space as it is still in its infancy and already a multi-billion market. We also believe that Social Reality is well positioned to capture a growing portion of this spending due to the current size of the programmatic space and social media markets, as well as the expected continuation of rapid growth in the digital media space.

Guidance

As many of you know, last year we provided guidance of $30M for the year.  We are continuing to see expansion in our different business units and a result, we remain committed to driving strong levels of growth and are providing revenue guidance at $40 million for the full year of 2016.  That will be a 33% percent increase over our 2015 Revenue.

I’d like to turn the call over to our Chief Financial Officer Rahul Thumati who will provide an update on our financial performance. Rahul…

Rahul:

Thanks Chris.

I would like to now turn our focus on to the first quarter 2016 financial summary.

We reported a 36% year-over-year revenue growth for the first quarter of 2016 with revenues of almost $5.5 million as compared to approximately $4 million for the first quarter of 2015.

Specifically, we are encouraged by a 44% increase in active customers during the 3 months ended March 31, 2016 compared to the same period last year.

Gross profit increased to $2.3 million for the three months ended March 31, 2016 compared to $1.8 million for the same period of 2015. Gross margin for the quarter ended March 31, 2016 was 41.8% as compared to 44.2% for the same period in 2015.

For the first quarter ended March 31, 2016, we reported operating loss of $1.5 million, representing a 34% increase over the first quarter of 2015 in which we reported a loss of $1.1 million.

For the quarter ended March 31, 2016, our adjusted EBITDA was $980K loss compared to $700K loss in the first quarter of 2015. The decrease in the adjusted EBITDA loss was due to an increase in operating expenses which is comprised of increased employee headcount and employee-related expense including salaries, commissions, marketing and general overhead expenses. Operating expense increased 30.8% for the first quarter of 2016 from the comparable period in 2015. We expect that our operating expense will continue to increase in future quarters commensurate with the expected growth of our business.

We reported a net loss of $2.4 million, or $0.08 per share, for the three months ended March 31, 2016, compared to a net loss of $2.0 million, or $0.08 per share, for the corresponding period of 2015.

Our cash and cash equivalents totaled $1.6 million at March 31, 2016. Current assets and total assets were $6.9 million and $25 million, respectively, and current liabilities and total liabilities were $12.1 million and $20.4 million respectively. At March 31, 2016 the Company had stockholders' equity of approximately $4.7 million

As mentioned earlier, we are providing 2016 full year revenue guidance of $40 million. This is taking into account organic growth as we diversify across our lines of revenue and does not contemplate future acquisitions.

We would now like to open up the call for questions.

Q&A Session: Operator

Final Remarks:  Robert Haag

So with that, I would like to thank all Social Reality stockholders for their participation on today’s call and their support for the company.  This concludes our first quarter 2016 conference call.